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                                 EXHIBIT 23.2
                         CONSENT OF RADICS & CO., LLC






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                         INDEPENDENT AUDITORS' CONSENT
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The Board of Directors
West Essex Bancorp, Inc.


We consent to incorporation by reference in the registration statement on Form S-8 of West Essex Bancorp, Inc. of our report dated February 5, 1999, relating to the consolidated statements of financial condition of West Essex Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, together with related notes and to the reference to our firm under the heading "Experts" in the Registration Statement.



/s/ Radics & Co., LLC
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Radics & Co., LLC
Pine Brook, New Jersey
August 9, 1999